EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cano Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	2,259,178(2)	$1.05(3)	$2,372,136.90	$0.00011020	$261.41

Total Offering Amounts							$261.41

Total Fee Offsets							—

Net Fee Due							$261.41

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Cano Health, Inc.’s (the “Registrant”) Class A common stock, par value $0.0001 per share (the “Common Stock”), which become issuable under the Registrant’s 2021 Employee Stock Purchase Plan, as amended (the “ESPP”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)

Represents an automatic increase to the number of shares available for issuance under the ESPP in accordance with the automatic annual increase provision of the ESPP. Accordingly, on January 1, 2023, the number of shares of Common Stock reserved and available for issuance under the ESPP increased by 2,259,178, which represents one percent (1%) of the number of shares of Common Stock issued and outstanding on December 31, 2022. Shares available for issuance under the ESPP were previously registered on Form S-8 filed with the Securities and Exchange Commission on August 23, 2021 (File No. 333-259000).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on 85% of $1.23, the average of the high and low sales prices of the Common Stock, as quoted on the New York Stock Exchange, on March 14, 2023, which is a date within five business days prior to the filing of this registration statement. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the applicable offering period or on the exercise date of the applicable offering period, whichever is less.